CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-141734 Post-Effective Amendment No. 1 to Form SB-2 on Form S-3 of our report dated March 30, 2015 (except for Note 1, as to which the date is December 24, 2015) relating to the consolidated financial statements of China Pharma Holdings, Inc. and subsidiaries as of and for the year ended December 31, 2014 appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of China Pharma Holdings, Inc. for the year ended December 31, 2014.

/s/ ARSHAK DAVTYAN, INC.

ARSHAK DAVTYAN, INC.
Salt Lake City, Utah
December 24, 2015